Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Performant Financial Corporation:

We consent to the use of our report included herein dated March 22, 2012, except for Note 1(m) and schedule II, as to which the date is May 21, 2012, Note 1(c) and Note 1(t), as to which the date is June 25, 2012, and Note 1(b), as to which the date is July 26, 2012, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

July 26, 2012